Exhibit 23.7

CONSENT OF ALEX ZAITCHENKO

I, Alex Zaitchenko, in connection with U.S. Gold Corp.’s Registration Statement on Form S-3 dated August 21, 2026 (the “Form S-3”), consent to:

●	the incorporation by reference of the technical report summary titled “S-K 1300 Technical Report Summary Feasibility Study for the CK Gold Project, Wyoming, USA” (the “Technical Report Summary”), with an effective date of March 30, 2026 and an issue date of May 7, 2026, as an exhibit to and referenced in the Form S-3 or any amendment or supplement thereto;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-3 or any amendment or supplement thereto and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-3 or any amendment or supplement thereto.

I am a qualified person responsible for authoring, and this consent pertains to, the following sections of the Technical Report Summary:

●	Section 1: Executive Summary
●	Section 2: Introduction
●	Section 15.5: Mine Infrastructure
●	Section 15.6: Process Plant
●	Section 15.7: Buildings
●	Section 15.8: Power and Water
●	Section 18.1.1: Capital Cost Summary
●	Section 18.1.2: Direct Cost
●	Section 18.1.3: Indirects
●	Section 18.1.4: Contingency
●	Section 18.1.5: Owner’s Cost
●	Section 18.1.6: Assumptions and Exclusions
●	Section 23.1: Project Advancement
●	Section 23.2: Project Development
●	Section 23.2.4: Design and Engineering

/s/ Alex Zaitchenko
Alex Zaitchenko, Professional Engineer

Date: August 21, 2026